Exhibit 5.1
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HUNTON ANDREWS KURTH LLP 600 TRAVIS STREET, SUITE 4200 HOUSTON, TX 77002 FILE NO: 106754.0161407

December 4, 2023

Walmart Inc.
702 SW 8th Street
Bentonville, Arkansas 72716

Re: Walmart Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Walmart Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers 30,000,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), to be issued pursuant to the Walmart Inc. Stock Incentive Plan of 2015, as amended effective February 1, 2018 (the “Plan”). The Shares were previously reserved for delivery pursuant to Plan Awards (as defined in the Plan) that expired, were forfeited or otherwise are no longer exercisable, and in accordance with Section 3.1 of the Plan, the Shares may be the subject of new Plan Awards.
The Plan reflects the previous amendment and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015 (the “2015 Plan”), which 2015 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (the “2010 Plan”), which 2010 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 (the “2005 Plan”), which 2005 Plan reflected the amendment, restatement and renaming of the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (the “1998 Plan”).
We are furnishing this letter to you pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.
In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, among other things, (i) the Registration Statement, (ii) the Plan, the 2015
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www.HuntonAK.com

December 4, 2023

Plan, the 2010 Plan, the 2005 Plan and the 1998 Plan, (iii) the Company’s Restated Certificate of Incorporation dated February 1, 2018, (iv) the Company’s Amended and Restated Bylaws dated November 10, 2022, and (v) certain resolutions of the Executive Committee of the Board of Directors of the Company certified to us to be true and correct by the Company.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.
For purposes of rendering the opinion expressed below, we have assumed that, at the time of issuance of the Shares pursuant to the Plan, (i) any conditions to the issuance of the Shares pursuant to the Plan will be satisfied in full; (ii) the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the Shares upon issuance under the terms of the Plan; (iii) there will be no agreements or understandings between or among the Company and any participant in the Plan that would expand, modify, or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder; and (iv) the agreements, documents, and instruments governing the award, offer, and sale of Shares pursuant to the Plan, including the Plan Awards (collectively, the “Award Documents”), will not contain any provision inconsistent with such opinion.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, subject to the Registration Statement becoming effective under the Securities Act, the Shares that are original issuance securities, when issued in accordance with the terms of the Plan and the applicable Award Documents, upon receipt by the Company of payment for such Shares of an amount of cash or other legal consideration having a value of not less than the aggregate par value of such Shares and upon due registration of such Shares on the Company’s stock transfer records in the name or on behalf of the persons acquiring such Shares pursuant to the Plan and the applicable Award Documents, will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

December 4, 2023

The opinion and statements expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may affect the opinion expressed herein.
Very truly yours,
/s/ Hunton Andrews Kurth LLP